UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of The Securities Exchange Act
                                     of 1934


            Date of Report (Date of earliest event reported): January 16, 2002


                                    MFB Corp.
                 (Exact name of registrant as specified in its charter)




                                     INDIANA

                  (State or other jurisdiction of incorporation)





 0-23374                                                      35-1907258
(Commission File Number)                      (IRS Employer Identification No.)

                  121 South Church Street
                  Post Office Box 528
                  Mishawaka, Indiana                                      46544

                  (Address of principal executive offices)    (Zip Code)



           Registrant's telephone number, including area code: (219) 255-3146


Item 5.  Other Events.



Pursuant to General Instruction F to Form 8-K, the press release issued October 18, 2001 concerning the Fourth Quarter Earnings and Cash Dividend Announcement is incorporated herein by reference and is attached hereto as Exhibit 1.



Item 7.  Financial Statements and Exhibits.



         (c)      Exhibits

                  Exhibit 1 -- Press Release dated January 16, 2002.



                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           ---------------------------------------
                              Timothy C. Boenne, Vice President



Dated:  January 16, 2002

























January 16, 2002                                      Contact: Charles J.Viater
                                                                President/CEO

                   MFB Corp. ANNOUNCES FIRST QUARTER EARNINGS
                       AND QUARTERLY DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial, today reported consolidated net income on an unaudited basis of $899,000 or $0.66 diluted earnings per share for the three months ended December 31, 2001 compared to a net loss of $(135,000) or $(0.10) diluted earnings per share for the three months ended December 31, 2000. MFB Corp's earnings for the first quarter this year represent a return on average common equity of 10.30% and a return on average assets of 0.87%.

                    In addition, Charles Viater, President and CEO announced today that the Board of Directors has declared a cash dividend of $ .105 per share of Common Stock for the quarter ended December 31, 2001, a 5% increase over the prior quarter dividend. The dividend is payable on February 12, 2002 to holders of record on January 29, 2002. This dividend will be the 23rd consecutive quarter of dividends paid to shareholders. Mr Viater commented, "Although the current interest rate environment has put downward pressure on net interest margins, MFB continued to produce solid operating results this quarter."

         MFB Corp's net interest income before provision for loan losses for the three month period ending December 31, 2001 totaled $3.0 million compared to $3.1 million for the same period last year. Total interest income for the first quarter decreased $1.0 million and total interest expense decreased $0.9 million from the first quarter last year. These declines were the result of the overall decline in interest rates. The provision for loan losses for the first quarter ending December 31, 2001 was $232,000 compared to $1.96 million for the first quarter last year. The net loss for the first quarter of last year included an additional $1.8 million ($1.1 million after tax) provision to the loan loss reserve as a result of a Chapter 11 Bankruptcy filing by a commercial customer.

         Noninterest income increased 46.7% from $661,000 for the first quarter last year to $970,000 for this year. Significant growth occurred in deposit fees, trust fees and gains on sales of mortgage loans. Noninterest expense increased 14.7% from $2.1 million for the first quarter last year to $2.4 million for this year primarily due to increases in salaries and employee benefits and equipment and data processing expense.

         MFB Corp's total assets of $412.9 million as of December 31, 2001 were 2.9% higher than the $401.4 million last year. Total loans at December 31, 2001 of $304.0 million represented a decline of $13.5 million from last year. Due to increased volume of mortgage loan sales into the secondary market, mortgage loans declined from $197.6 million at December 31, 2000 to $172.8 million at December 31, 2001. Commercial loans increased from $94.7 million last year to $107.1 million this year. Investment securities increased from $45.9 million at December 31, 2000 to $58.1 million at December 31, 2001.

         Total liabilities increased 2.4% from $369.0 million at December 31, 2000 to $377.9 million at December 31, 2001. Total deposits decreased from $248.7 million last year to $246.8 million this year. Increases occurred in noninterest bearing demand accounts, savings, NOW and MMDA accounts while decreases occurred in time deposits. Federal Home Loan Bank Advances increased from $109.8 million last year to $119.3 million this year.









         Total shareholder's equity increased 8.0% from $32.4 million at December 31, 2000 to $35.0 million at December 31, 2001. MFB Corp's equity to asset ratio was 8.5% at December 31, 2001 compared to 8.1% last year. The book value of MFB Corp Stock increased from $24.08 at December 31, 2000 to $26.13 at December 31, 2001.

         MFB Corp's reserve for loan losses at December 31, 2001 increased to 1.60% of loans compared to 1.11% at December 31, 2000. The ratio of nonperforming assets to loans was 0.89% at December 31, 2001 compared to 0.86% at December 31, 2000.

         MFB Corp's wholly owned bank subsidiary, MFB Financial, provides retail and small business financial services to the Michiana area through its seven banking centers in St. Joseph and Elkhart counties. MFB Financial comprises over 99% of the assets of MFB Corp.

                                          MFB CORP. AND SUBSIDIARY
                                    Consolidated Balance Sheets (Unaudited)
                                    December 31, 2001 and December 31, 2000
                                                    (in thousands)

                                                                                            December 31,           December 31,
                                                                                                 2001                2000
                                                                                                 ----                ----
   ASSETS
Cash and due from financial institutions                                                      $    13,909         $    12,260
Interest-bearing deposits in other financial institutions - short term                             16,638              10,154
                                                                                              -----------         -----------
      Total cash and cash equivalents                                                              30,547              22,414
Interest-bearing time deposits in other financial institutions                                      1,500                   -
Securities available-for-sale                                                                      58,142              45,927
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,308               6,308
Loans held for sale, net unrealized losses
    of $-0- at 12/31/01 and $-0- at 12/31/00                                                        4,651                 872
Loans receivable                                                                                  304,011             317,500
       Less: allowance for loan losses                                                             (4,857)             (3,531)
                                                                                                   -------             -------
          Loans receivable, net                                                                   299,154             313,969
                                                                                                  ---------           ---------

Accrued interest receivable                                                                         1,651               2,279
Premises and equipment, net                                                                         5,019               4,743
Mortgage servicing rights, net of accumulated amortization
    of $359 - 12/31/01 and $106 - 12/31/00                                                          1,249                 693
693   611
Investment in limited partnership                                                                   2,835               2,922
Other assets
                                                                                                    1,808               1,316

           Total Assets                                                                          $412,864            $401,443

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
            Noninterest-bearing demand deposits                                               $    15,081         $    12,114
             Savings, NOW and MMDA deposits                                                        76,046              64,488
             Other time deposits                                                                  155,634             172,127
                                                                                                  -------             -------
                Total deposits                                                                    246,761             248,729
                                                                                                  -------             -------
      Securities sold under agreements to repurchase                                               10,043               8,465
      Federal Home Loan Bank advances                                                             119,335             109,802
      Advances from borrowers for taxes and insurance                                                 750                 971
       Accrued expenses and other liabilities                                                         962               1,054

          Total Liabilities                                                                       377,851             369,021
Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 12/31/01 and 12/31/00
       shares outstanding: 1,339,839 - 12/31/01, 1,346,489 - 12/31/00                              12,940              13,130
       Retained earnings - substantially restricted                                                29,854              27,448
      Accumulated other comprehensive income (loss),
          net of tax of $(18) - 12/31/01 and $(351) - 12/31/00                                        (85)               (535)
      Treasury Stock, 349,578 common shares - 12/31/01
        342,928 common shares - 12/31/00, at cost                                                  (7,696)             (7,621)
                                                                                                   --------            -------
     Total shareholders' equity                                                                    35,013               32,422
                                                                                                 -----------          ---------

       Total Liabilities and Shareholders' Equities                                              $412,864            $401,443
                                                                                                 ========            ========




                                    MFB CORP. AND SUBSIDIARY
                           Consolidated Statement of Income (Unaudited)
                           Three Months Ended December 31, 2001 and 2000
                                             (in thousands)

                                                                 Three Months  Ended December 31,
                                                                      2001                2000



Total interest income                                                  $6,735            $7,744

Total interest expense                                                  3,717             4,637
                                                                        -----             -----

       Net interest income                                              3,018             3,107

Provision for loan losses                                                 232             1,957
                                                                         ----            ------

Net interest income after provision for loan losses                     2,786             1,150

Total noninterest income                                                  970               661

Total noninterest expense                                               2,350             2,049
                                                                        -----             -----

Income before income taxes                                              1,406             (238)

Income tax expense                                                        507             (103)
                                                                          ---             -----

       Net Income                                                        $899            $(135)
                                                                         ====            ======



Basic earnings per common share                                        $   67        $   ( .10)

Diluted earnings per common share                                         .66            ( .10)